Exhibit 99.1

PO Box 27347 Omaha NE 68127-0347
Phone: (402) 596-8900
Fax (402) 537-6104
Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
October 30, 2008
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: ir@infousa.com
Gary Morin Appointed New infoGROUP Independent Director
(OMAHA, NE)—infoGROUP (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing, market research and global information solutions, has appointed Gary Morin as an independent director of infoGROUP’s Board of Directors. Mr. Morin has joined the class of directors whose terms expire at the Company’s 2009 annual meeting.
Morin served as Executive Vice President and Chief Financial Officer for Lexmark International Inc. (NYSE: LXK-$4.9 billion). He retired from Lexmark in March 2006. Prior to Lexmark, he was Executive Vice President and Chief Operating Officer of Huffy Corporation in Dayton, Ohio. While at Huffy, he held a number of positions including President and General Manager of the Huffy Bicycle Co. and President and General Manager of Washington Inventory Service. Morin also served in several financial management positions with Tambrands Inc., General Foods Corp. and The Pillsbury Co.
Bernie Reznicek, infoGROUP’s Chairman of the Board commented: “We are extremely pleased Gary has joined our board of directors as an independent director. His vast management and financial experience will add a new independent dimension to our board and will help to guide the Company going forward.”
Morin currently serves on the board of directors of Sealy Corporation (NYSE:ZZ-$1.7 billion), the leading bedding manufacturer in the world. He is on the Audit Committee. Morin is also on the board of directors of Citrix Systems, Inc. (NASDAQ:CTXS-$1.4 billion), a global leader and most trusted name in application delivery infrastructure. He is the chair of the Audit and the Finance Committees and a member of the Nominating and Corporate Governance Committee for Citrix Systems, Inc.
“I am excited about this opportunity to help provide another viewpoint on infoGROUP’s Board of Directors,” said Gary Morin. “It is a company that is definitely a leader in what they do and now we have the opportunity to take it to the next dimension.”
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.